Exhibit 99.1

Knoll Completes Refinancing of Credit Facility

EAST GREENVILLE, PA May 20, 2014 — Knoll, Inc. (NYSE: KNL) announced that it has completed the refinancing of its existing $450 million credit facility with a new $500 million credit facility with Bank of America N.A., and other participating lenders.  The new credit facility consists of a revolving loan commitment in the amount of $300 million and a term loan commitment in the amount of $200 million.

The Company may use the new credit facility for general corporate purposes, including strategic acquisitions, stock buybacks and cash dividends.  The credit facility also provides a mechanism for the company to increase the facility by $200 million if certain terms and conditions are met.  The credit facility matures in five years.

Commenting on the closing, Craig B. Spray, CFO, said “This new credit facility provides increased flexibility, and will reduce our borrowing cost by 25 bpts.  In addition, it demonstrates the continued support and confidence of our bank group.”

Transaction fees for this new credit facility will be approximately $2 million and the company will write-off, in the second quarter of 2014, approximately $400,000 of costs associated with the prior facility.

About Knoll

Knoll is recognized internationally for workplace and residential design that inspires, evolves and endures. Our portfolio of furniture, textile, leather and accessories brands, including Knoll, KnollStudio, KnollTextiles, KnollExtra, Spinneybeck, FilzFelt, Edelman Leather, and HOLLY HUNT, reflects our commitment to modern design that meets the diverse requirements of high performance offices and luxury interiors. A recipient of the National Design Award for Corporate and Institutional Achievement from the Smithsonian`s Cooper-Hewitt, National Design Museum, Knoll is aligned with the U.S. Green Building Council and the Canadian Green Building Council and can help organizations achieve Leadership in Energy and Environmental Design (LEED) workplace certification. Knoll is the founding sponsor of the World Monuments Fund Modernism at Risk program.

Contact:

Investors:

Craig B. Spray

Senior Vice President and Chief Financial Officer

215-679-1752

cspray@knoll.com

Media:

David E. Bright

Senior Vice President, Communications

212-343-4135

dbright@knoll.com